UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-23259

                         U.S. Timberlands Company, L.P.
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             (Exact name of registrant as specified in its charter)

                         625 Madison Avenue, Suite 10-B
                            New York, New York 10022
                                 (212) 755-1100
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Units
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [x]              Rule 12h-3(b)(1)(i)    [x]
            Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                                                    Rule 15d-6             [ ]

      Approximate number of holders of record as of the certification or notice date:


                                       1

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      Pursuant to the requirements of the Securities  Exchange Act of 1934, U.S.
Timberlands Company, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               U.S. TIMBERLANDS COMPANY, L.P.

                               By: U.S. Timberlands Services Company, L.L.C.,
                                   its general partner

Date: June 27, 2003            By: /s/ John M. Rudey
                                   --------------------------------------------
                                   Name:  John M. Rudey
                                   Title: Chief Executive Officer and President